Exhibit 99.1

CONTACT: Joyce Bremer (investors) IntraBiotics Pharmaceuticals, Inc. (650) 526-6818 Ian McConnell (media) WeissCom Partners, Inc. (415)-362-5018	FOR IMMEDIATE RELEASE

INTRABIOTICS REPORTS FOURTH QUARTER AND FISCAL YEAR 2003
FINANCIAL AND OPERATING RESULTS

PALO ALTO, CA, March 4, 2004 – IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI) today reported financial and operating results for the fourth quarter and year ended December 31, 2003.

“We have made significant progress in 2003, advancing our product candidate, iseganan hydrochloride (iseganan), and defining a clear pathway to registration in the United States for a large unmet medical need”, said Dr. Henry J. Fuchs, President and CEO of IntraBiotics. “We received Fast Track designation from and reached a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA), and began enrollment of the first of two pivotal international clinical trials designed to evaluate iseganan for the prevention of ventilator-associated pneumonia (VAP). Patient accrual is now well underway and we expect to have results from the first trial by the end of this year. I am also pleased to report that we have sufficient resources to complete this trial and had over $26 million of cash and investments and no debt at the end of 2003.”

The Company recently announced that its development program for iseganan for the prevention of VAP has been accepted for inclusion in the FDA’s Continuous Marketing Application (CMA) Pilot 2 Program. Iseganan was the only Fast Track product selected by the Division of Anti-infective Drug Products.

Financial Results Summary

IntraBiotics reported a net loss applicable to common stockholders of $4.4 million for the fourth quarter of 2003, or $0.87 per basic and diluted share, compared with a net loss of $10.3 million, or $3.23 per basic and diluted share, in the comparable period of 2002. Total operating expenses were $4.4 million in the fourth quarter of 2003, compared to $10.2 million in the comparable period of 2002.

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Research and development expenses were $2.5 million in the fourth quarter of 2003, compared to $5.6 million in the comparable period of 2002. The decrease was primarily related to $4.8 million of drug substance expense in the 2002 period, partially offset by an increase in clinical trial activity in the 2003 period resulting from the commencement of the first pivotal trial of iseganan for the prevention of VAP in September 2003.

General and administrative expenses were $1.9 million in the fourth quarter of 2003, compared to $2.3 million in the comparable period of 2002, reflecting a reduction in overhead costs as a result of a restructuring in October 2002. Additionally, expenses of $0.9 million and $1.4 million were recorded in the fourth quarter of 2002 related to this restructuring, and for acquired workforce impairment charges, respectively.

On December 31, 2003, the Company had a total of $26.6 million in cash, cash equivalents, restricted cash and short-term investments, having raised $18.5 million of net proceeds from a private placement of newly issued common stock and warrants to purchase common stock on October 10, 2003. The Company had approximately 8.6 million common shares outstanding on a fully diluted basis as of December 31, 2003, including 3.3 million shares underlying outstanding convertible preferred stock, warrants and options.

2003 Full Year Results

IntraBiotics reported a net loss applicable to common stockholders of $14.9 million in 2003, or $4.01 per basic and diluted share, including non-cash charges of $1.4 million for a beneficial conversion feature and $0.2 million of dividends on Series A preferred stock. In 2002, the net loss was $34.5 million, or $11.25 per basic and diluted share, there being no similar non-cash charges as in 2003. In 2003, total operating expenses were $13.5 million compared to $35.6 million in 2002.

Research and development expenses decreased to $7.7 million in 2003 from $23.1 million in 2002, primarily due to reduced clinical trial activity between the two years as a whole, and due to the restructuring in October 2002, which significantly reduced our internal research and development operating costs. General and administrative expenses decreased to $5.8 million in 2003 from $8.6 million in 2002, primarily due to reduced headcount and facility-related costs as a result of 2002 restructuring activities. Expenses of $6.1 million were recorded in 2002 relating to these restructuring activities. There were no similar charges in 2003.

Iseganan: Novel Agent in Novel Class with Potential to Address Unmet Need of VAP

Iseganan is a broad-spectrum antimicrobial peptide that functions by a novel mechanism of action, which may substantially reduce the likelihood of microbial resistance. Iseganan is the first in a new class of investigational peptide drugs known as protegrins, which are naturally-occurring substances found in mammals where they form part of the first line of defense against invading bacteria and fungi.

About Ventilator-Associated Pneumonia (VAP)

VAP is a bacterial pneumonia that can develop in patients receiving mechanical (artificial) ventilation and is the most common infection occurring in patients in intensive care units. The longer a patient is ventilated, the higher the risk of developing VAP. VAP occurs in up to one in three patients receiving mechanical ventilation for more than 48 hours. Despite the use of potent, broad-spectrum antibiotics, patients who develop VAP generally remain dependent on mechanical ventilation and remain in the intensive care unit for longer periods of time than patients who do not develop VAP. As a consequence, studies have demonstrated that patients who develop VAP can incur more than $40,000 in additional hospital charges. The Company estimates that over one million patients annually are mechanically-ventilated for more than 48 hours in North America, Western Europe and Japan combined, making VAP a significant unmet medical need.

About IntraBiotics

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IntraBiotics Pharmaceuticals, Inc. is focused on the development of novel biopharmaceutical products for the management of serious infections, including those involving multi-drug-resistant organisms. IntraBiotics’ product candidate, iseganan, has received Fast Track status in development for the prevention of VAP, the most common infection occurring in patients in hospital intensive care units, and has also been accepted for inclusion in the FDA’s CMA Pilot 2 Program. The ongoing pivotal clinical trial has been designed under the SPA process with the FDA.

Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding product development, clinical developments and the sufficiency of our cash resources. As such, they are subject to the occurrence of many events outside of IntraBiotics’ control and are subject to various risk factors that could cause IntraBiotics’ results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; risk of delays in conducting clinical trials due to factors such as slower than expected rate of patient enrollment, additional regulatory requests, inability to acquire sufficient quantities of materials used for clinical trials, difficulties with clinical supplies or unforeseen safety issues; regulatory risks, risks related to proprietary rights, market acceptance and competition; and the Company’s ability to raise capital through private or public financings when needed or on favorable terms. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Form 10-Q for the Quarterly Period ended September 30, 2003 and our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002.

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IntraBiotics Pharmaceuticals, Inc.
Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2003	2002	2003	2002
Operating expenses:
Research and development	$2,466	$5,646	$7,727	$23,053
General and administrative	1,949	2,322	5,782	8,617
Restructuring and other charges	—	887	—	6,118
Arbitration settlement	—	—	—	(3,600)
Impairment of acquired workforce	—	1,365	—	1,365

Total operating expenses	4,415	10,220	13,509	35,553

Operating loss	(4,415)	(10,220)	(13,509)	(35,553)
Interest income	67	80	166	703
Interest expense	—	(62)	—	(459)
Other income (expense)	31	(128)	31	856

Net loss	(4,317)	(10,330)	(13,312)	(34,453)
Non-cash deemed dividend related to beneficial conversion feature of Series A preferred stock	(18)	—	(1,436)	—
Non-cash dividends on Series A preferred stock	(65)	—	(182)	—

Net loss applicable to common stockholders	$(4,400)	$(10,330)	$(14,930)	$(34,453)

Basic and diluted net loss per share applicable to common stockholders	$(0.87)	$(3.23)	$(4.01)	$(11.25)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	5,056	3,200	3,720	3,064

IntraBiotics Pharmaceuticals, Inc.
Condensed Balance Sheet Data
(In thousands)

	DECEMBER 31,
	2003	2002
Cash, cash equivalents and short-term investments	$26,394	$13,065
Restricted cash	$250	$250
Total assets	$27,326	$16,226
Total stockholders’ equity	$25,628	$15,480

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